ABN AMRO Funds

File No.: 811-8004

EXHIBIT TO ITEM 77I

Terms of New or Amended Securities

ABN AMRO Value Fund and ABN AMRO Real Estate Fund - Class I

The ABN AMRO Value Fund and the ABN AMRO Real Estate Fund have each issued Class I shares of common stock. Each share of the Class I shares of common stock has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the ABN AMRO Funds.

A description of Class I shares of the both ABN AMRO Value Fund and ABN AMRO Real Estate Fund is incorporated by reference to the Post Effective Amendment No.61to the Registration Statement as filed with the SEC via EDGAR on August 26, 2005 (Accession No. 0000950137-05-010782).

ABN AMRO/River Road Dynamic Equity Income Fund and ABN AMRO/River Road Small Cap Value Fund - Class N

The ABN AMRO/River Road Dynamic Equity Income Fund and ABN AMRO/River Road Small Cap Value Fund have each issued Class N shares of common stock. Each share of the Class N shares of common stock has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument for the ABN AMRO Funds.

A description of Class N shares of the both ABN AMRO/River Road Dynamic Equity Income Fund and ABN AMRO/River Road Small Cap Value Fund is incorporated by reference to the Post-Effective Amendment No. 58 to the Registration Statement as filed with the SEC via EDGAR on June 23, 2005 (Accession No 0000950137-05-007796).